UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 23, 2024

MGT Capital Investments, Inc.

Delaware	001-32698	13-4148725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

512 S. Mangum Street, Suite 408 Durham, NC	27701	(914) 630-7430
(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

As previously disclosed, in September 2018, the Securities and Exchange Commission (the “SEC”) commenced a legal action, SEC v. Barry C. Honig et al. (the “SEC Action”), in the United States District Court for the Southern District of New York (the “Court”) naming as a defendant Mr. Robert B. Ladd (“Ladd”), the Chief Executive Officer of MGT Capital Investments, Inc. (the “Company”). The SEC Action asserts civil charges against multiple individuals and entities, including former shareholders of the Company, who are alleged to have violated the securities laws by engaging in “pump and dump” schemes in connection with certain microcap stocks and three entities, including the Company (the Company is not named as a defendant). To date, all defendants, except Ladd, have entered settlement agreements in the SEC Action.

In September 2023, the Court denied Ladd’s motion for summary judgment and granted the SEC’s motion for summary judgment partially. The SEC successfully argued that Ladd made material misstatements on various forms and releases, thereby violating securities laws. The SEC’s strict liability claims were granted in part, with evidence showing Ladd violated registration and reporting requirements, but denied regarding Ladd’s control over certain securities.

On February 23, 2024, the SEC filed a notice of motion seeking certain actions including a final judgment granting the SEC the following: (i) approximately $1.1 million in civil penalties, (ii) a bar prohibiting Ladd from serving as an officer or director of a public company, and (iii) injunctions against future violations of the federal securities laws for which Ladd was found liable by the Court.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGT Capital Investments, Inc.

Date:	February 29, 2024	By:	/s/ Robert B. Ladd
		Name:	Robert B. Ladd
		Title:	Chief Executive Officer